                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant                              /X/
Filed by a Party other than the Registrant           / /

Check the appropriate box:

/ /      Preliminary Proxy Statement
/X/      Definitive Proxy Statement
/ /      Definitive Additional Materials
/ /      Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                                   STAC, INC.
--------------------------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                   STAC, INC.
--------------------------------------------------------------------------------
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of Filing Fee (Check the appropriate box)

/X/     No fee required.
/ /     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1. Title of each class of securities to which transaction applies:
        ________________________________________________________________________

     2. Aggregate number of securities to which transaction applies:
        ________________________________________________________________________

     3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)
        ________________________________________________________________________

     4.  Proposed maximum aggregate value of transaction:
        ________________________________________________________________________

     (1) Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1.  Amount Previously Paid:
        ________________________________________________________________________

     2.  Form, Schedule or Registration Statement No.:
        ________________________________________________________________________

     3.  Filing Party:
        ________________________________________________________________________

     4.  Date Filed:
        ________________________________________________________________________



                                       1.

                                   STAC, INC.
                       12636 HIGH BLUFF DRIVE, 4TH FLOOR
                        SAN DIEGO, CALIFORNIA 92130-2093

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON FEBRUARY 26, 1997

TO THE STOCKHOLDERS OF STAC, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Stac, Inc., a Delaware corporation (the "Company"), will be held on February 26, 1997 at 10 a.m. local time, at the Doubletree Hotel-Del Mar, 11915 El Camino Real, San Diego, California, for the following purposes:

     1. To elect directors to serve for the ensuing year and until their successors are elected;

     2. To ratify the selection of Price Waterhouse LLP as the Company's independent accountants for the fiscal year ending September 30, 1997; and

     3. To transact such other business as may properly come before the meeting or any continuation, adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The Board of Directors of the Company has fixed the close of business on January 3, 1997, as the record date for the determination of Stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors


                                          /s/ John R. Witzel
                                          ------------------------------------
                                          John R. Witzel, Secretary

San Diego, California
January 17, 1997

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                                   STAC, INC.
                       12636 HIGH BLUFF DRIVE, 4TH FLOOR
                        SAN DIEGO, CALIFORNIA 92130-2093

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors (the "Board of Directors" or the "Board") of Stac, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on February 26, 1997 at 10 a.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Doubletree Hotel -- Del Mar, 11915 El Camino Real, San Diego, California. The Company intends to mail this proxy statement and accompanying proxy card on or about January 17, 1997 to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

     The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their name shares of the Company's common stock (the "Common Stock") beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services. Except as described above, the Company does not intend to solicit proxies other than by mail.

VOTING RIGHTS AND OUTSTANDING SHARES

     Only holders of record of Common Stock at the close of business on January 3, 1997 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on January 3, 1997, the Company had outstanding and entitled to vote 30,729,018 shares of Common Stock. Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

     All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 12636 High Bluff Drive, 4th Floor, San Diego, California 92130-2093, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

     Proposals of Stockholders that are intended to be presented at the Company's 1998 Annual Meeting of Stockholders must be received by the Company not later than September 12, 1997. The Bylaws currently provide that a stockholder must have given such timely notice in writing to the Secretary of the Company in order to properly bring any business before the Annual Meeting, including nominations of persons for election to the Board of Directors. A stockholder's notice for nomination of persons to the Board of Directors must set forth: (i) as to each person, if any, whom the stockholder proposes to nominate for election or re-election as a director, (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class and number of shares of the Company which are beneficially owned by the person, (D) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder and (E) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities and Exchange Act of 1934, as amended (including without limitation such person's written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected); and (ii) as to the stockholder giving notice, the information required to be provided pursuant to the Bylaws.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     There are six (6) nominees for the six (6) Board positions presently authorized by the Board of Directors in accordance with the Company's Certificate of Incorporation. Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal. Each nominee is currently a director of the Company having been elected by the shareholders of the Company's predecessor corporation, which was merged into the Company in April 1996 in connection with the Company's reincorporation from California to Delaware. Each nominee's background is outlined below.

     Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the six (6) nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

     Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote.

                       THE BOARD OF DIRECTORS RECOMMENDS
                     A VOTE IN FAVOR OF EACH NAMED NOMINEE.

NOMINEES

     The names of the nominees and certain information about them are set forth below:

                                                             PRINCIPAL OCCUPATION/
                    NAME                     AGE        POSITION HELD WITH THE COMPANY
    -------------------------------------    ---     -------------------------------------
    Gary W. Clow.........................    42      Chairman of the Board of Directors,
                                                       President and Chief Executive
                                                       Officer
    Douglas L. Whiting, Ph.D.............    40      Vice President of Technology and
                                                       Director
    Charles H. Gaylord, Jr...............    51      Director
    Joseph W. Jennings...................    42      Director
    Robert W. Johnson....................    47      Director
    Russell J. Robelen...................    62      Director

     Mr. Clow has been President of the Company since 1986, Chairman of the Board of Directors and Chief Executive Officer since March 1992 and a director since 1983. Mr. Clow previously was a Vice President at Dynamic Instruments, a measurement systems company for the defense industry, and a Senior Software Engineer at the Portable Products Division of the Communications Sector at Motorola, Inc. Mr. Clow received an M.A.S. in Computer Systems from Florida Atlantic University and an M.S. in Electrical Engineering from the California Institute of Technology.

     Dr. Whiting has been Vice President of Technology since 1985 and has served as a director since 1983. He also was President of the Company from 1984 to 1986. Dr. Whiting received a Ph.D. in Computer Science from the California Institute of Technology.

     Mr. Gaylord has served as a director since April 1995. He is currently a private technology investor and a director of HNC Software Inc. and Maxis, Inc., both publicly held software companies. From December 1993 to September 1994, Mr. Gaylord served as Executive Vice President of Intuit Inc., a personal and small business finance software company, following the acquisition of ChipSoft, Inc., a tax preparation company, by Intuit. Prior to that acquisition, from June 1990 to December 1993, he served first as President and Chief Executive Office and a director of ChipSoft and then as Chairman of the Board of Directors and Chief Executive Officer. For 17 years prior to joining ChipSoft, Mr. Gaylord served in various capacities for the Transworld Oil International group of companies or its predecessor, a privately held oil trading and marketing group. He served as President of Transworld Oil America, Inc. from September 1985 to June 1990. Mr. Gaylord holds Bachelor of Science and Master of Science degrees in aerospace engineering from Georgia Institute of Technology and a Master of Business Administration from Harvard University.

     Mr. Jennings has served as a director since March 1996. He is a venture capital and business consultant at New Venture Consulting, a private firm. From 1983 to 1996 he held executive and management positions at communications firms including GCI San Francisco from 1994 to 1996; Jennings & Company from 1990 to 1994; Acumen Inc. form 1984 to 1990 and Regis McKenna Inc. from 1983 to 1984. Mr. Jennings holds a Masters in Business Administration from the University of Washington and a Bachelor of Arts from Whitman College.

     Dr. Johnson has served as a director since 1983. He has been a private investor since July 1988. From 1983 to July 1988, he was first a principal and subsequently a general partner of Southern California Ventures, a private venture capital firm. He is a director of Proxima Corporation and ViaSat, Inc., both publicly held technology companies.

     Mr. Robelen has served as a director since March 1990. He has been a General Partner of InnoCal since April 1993. Prior to joining InnoCal, Mr. Robelen was a General Partner of Idanta Partners from 1971 to 1973 and from 1988 to 1992.

BACKGROUND OF EXECUTIVE OFFICERS NOT DESCRIBED ABOVE

     John Bromhead, age 43, has been Vice President of Marketing at the Company since September 1993 and prior to that held the position of Director of Marketing since January 1993. From August 1992 to January 1993 Mr. Bromhead was engaged in marketing and technical consulting in the personal computer software industry. From September 1987 to August 1992 he was Director of Product Marketing for Digital Research, developer of the DR DOS operating system for personal computers and, upon its acquisition by Novell, Inc., acted in the same capacity for Novell.

     James T. Nicol, age 43, has been Vice President for Product Development since July 31, 1996. From August 1995 to July 1996, he was on assignment to Lotus Corporation as a director-level development manager tasked with the transition of the groupware capability from IBM to Lotus. From December 1983 to August 1995, he held a variety of system software development positions in IBM, from system software engineer to Senior Product Manager in the areas of data base, application development, and groupware.

     James W. Obermayer, age 52, became Vice President of Sales and Service in January 1997. From January 1995 to June 1996 he was Executive Vice President of Inquiry Handling Service, Inc. He was also Vice President of Sales and Marketing for that company form April 1990 to December 1995. From June 1989 to April 1990 he was Vice President of Operations/Marketing for Xenetics Biomedical.

     James M. Priest, age 39, became Vice President of Service Operations in January 1997. From January 1992 to December 1996 he was Director of International Sales/Operations for Daimler Benz InterServices in Munich, Germany. From October 1988 to January 1992 he was Senior Customer Support and Sales Manager -- West for COMDISCO, Inc.

     John R. Witzel, age 42, has been Vice President of Finance of the Company since May 1995 and Chief Financial Officer of the Company since September 1988. He was also Vice President of Finance and Operations of the Company from September 1989 through April 1995. Mr. Witzel was previously Controller of Celerity Computing, a computer manufacturer, from September 1987 to September 1988. Mr. Witzel has been a certified public accountant and received an M.B.A. from Syracuse University.

BOARD COMMITTEES AND MEETINGS

     During the fiscal year ended September 30, 1996 the Board of Directors held nine (9) meetings. The Board has an Audit Committee and a Compensation Committee.

     The Audit Committee meets with the Company's independent accountants at least annually to review the results of the annual audit and discuss the financial statements, recommend to the Board the independent accountants to be retained and receive and consider the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. From November 1995 until July 1996, the Audit Committee was composed of three (3) non-employee directors: Robert Hoff, Dr. Johnson and Mr. Gaylord; this committee met four (4) times(s) during fiscal 1996. Effective July 18, 1996, Mr. Hoff resigned from the Board of Directors and thereafter the committee consisted of two (2) members: Dr. Johnson and Mr. Gaylord; this committee did not meet during the remainder of fiscal 1996.

     The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company's stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. From November 1995 until February 1996 the Compensation Committee was composed of four (4) non-employee directors: Larry Finch, a former member of the Board of Directors, and Messrs. Gaylord, Hoff, and Robelen; this committee met one (1) time during fiscal 1996. Mr. Finch did not stand for reelection as a director at the Company's Annual Meeting of shareholders held in March 1996. In March 1996 the Compensation Committee was reconstituted and was composed of three (3) non-employee directors: Messrs. Gaylord, Hoff and Robelen; this committee met one (1) time during fiscal 1996. Effective July 18, 1996 Mr. Hoff resigned from the Board and thereafter the Compensation Committee consisted of two (2) members: Messrs. Gaylord and Robelen; this committee met one (1) time during fiscal 1996.

     The Board of Directors has delegated to Messrs. Clow and Whiting the authority to grant stock options under the Company's 1992 Stock Option Plan to employees of the Company that are not officers, directors or 10% Stockholders of the Company, so long as such grants are in accordance with guidelines that have been approved by the Board of Directors.

     During the fiscal year ended September 30, 1996, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

                                   PROPOSAL 2

          RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has selected Price Waterhouse LLP as the Company's independent accountants for the fiscal year ending September 30, 1997 and has further directed that management submit the selection of independent accountants for ratification by the stockholders at the Annual Meeting. Price Waterhouse LLP has audited the Company's financial statements since 1989. Representatives of Price Waterhouse LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Stockholder ratification of the selection of Price Waterhouse LLP as the Company's independent public accountants is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Price Waterhouse LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be in the best interests of its stockholders.

                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 2.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of the Company's Common Stock as of December 31, 1996 by: (i) each nominee for director, (ii) each of the executive officers named in the Summary Compensation Table below under the heading "Executive Compensation;" (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

                                                                NUMBER OF          PERCENTAGE
                                                                 SHARES       BENEFICIALLY OWNED(1)
                                                                ---------     ---------------------
Microsoft Corporation.........................................  4,458,746              14.5%
  One Microsoft Way
  Redmond, WA 98052-6399
Kopp Investment Advisors, Inc.(2).............................  3,249,000              10.6%
  6600 France Avenue South, Suite 672
  Edina, MN 55435
Gary W. Clow(3)...............................................  1,801,900               5.8%
Joseph W. Jennings(4).........................................      5,000                 *
Robert W. Johnson(5)..........................................  1,766,500               5.7%
Douglas L. Whiting(6).........................................  1,549,167               5.0%
Charles Gaylord(7)............................................     22,500                 *
Russell J. Robelen(8).........................................    117,897                 *
John R. Witzel(9).............................................    316,333               1.0%
Tom Dilatush(10)..............................................     45,500                 *
John Bromhead (11)............................................     23,000                 *
All directors and officers as a group (9 persons)(3)-(11).....  5,647,797                --

---------------
 *  Less than one percent.

(1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G, if any, filed with the Securities and Exchange Commission (the "Commission"). Unless otherwise indicated in the footnotes to this table and subject to community property and marital property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 30,710,560 shares outstanding on December 31, 1996, adjusted as required by rules promulgated by the Commission.

(2) A Schedule 13G was filed jointly by Kopp Investment Advisors, Inc., Leroy C. Kopp Individual Retirement Account, and Leroy C. Kopp as an individual. Leroy C. Kopp is the sole owner of Kopp Investors, Inc. and controls his individual retirement account.

(3) Includes 6,000 shares held of record by Mr. Clow's minor daughter, of which Mr. Clow disclaims beneficial ownership, and 135,000 shares issuable upon exercise of options held by Mr. Clow that are exercisable within 60 days of December 31, 1996.

(4) Includes 5,000 shares issuable upon exercise of options held by Mr. Jennings that are exercisable within 60 days of December 31, 1996.

(5) Includes 1,759,000 shares held by the Robert W. Johnson Revocable Trust, of which Dr. Johnson is trustee and 7,500 shares issuable upon exercise of options held by Mr. Johnson that are exercisable within 60 days of December 31, 1996.

(6) Includes 1,412,500 shares held by the Whiting Family Trust, of which Mr. Whiting serves as Trustee and 136,667 shares issuable upon exercise of options held by Mr. Whiting that are exercisable within 60 days of December 31, 1996.

 (7) Includes 10,000 shares held of record by the Gaylord Family Trust UTD 12/30/93, of which Mr. Gaylord serves as Co-Trustee and 12,500 shares issuable upon exercise of options held by Mr. Gaylord that are exercisable within 60 days of December 31, 1996.

 (8) Includes 7,500 shares issuable upon exercise of options held by Mr. Robelen that are exercisable within 60 days of December 31, 1996.

 (9) Includes 221,333 shares issuable upon exercise of options held by Mr. Witzel that are exercisable within 60 days of December 31, 1996.

(10) Includes 45,500 shares issuable upon exercise of options held by Mr. Dilatush that are exercisable within 60 days of December 31, 1996.

(11) Includes 23,000 shares issuable upon exercise of options held by Mr. Bromhead that are exercisable within 6 days of December 31, 1996.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, required the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent Stockholders are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the best of the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 30, 1996, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with; except that one report was filed late with respect to separate independent transactions.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

     Non-employee directors of the Company will be compensated for their services on the Board in accordance with the following policy: Each non-employee director will be paid an annual retainer of $4,000 plus an additional sum of $1,000 for each meeting of the Board attended in person (other than by telephone) by such director. In addition, each non-employee director that is a member of one or more committees of the Board will be paid an additional amount equal to $500 for each such committee meeting attended in person (other than by telephone) by such director where such meeting is held on a date other than the date of any meeting of the Board.

     The members of the Board of Directors are eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with Company policy.

     Non-employee directors of the Company ("Non-Employee Directors") are eligible to receive grants under the Company's 1992 Non-Employee Directors' Stock Option Plan, as amended (the "Directors' Plan"). Under the Directors' Plan, each person who is elected after December 1, 1994 for the first time by the Board or stockholders of the Company to serve as a Non-Employee Director and who has not previously served as a member of the Board will, upon the date of such election, be granted an option (on the terms and conditions set forth in the Directors' Plan) to purchase twenty-five thousand (25,000) shares of the Company's Common Stock (hereinafter referred to as an "Initial Election Option"). In addition, each person who is re-elected after December 1, 1994 by the Board or stockholders of the Company to serve as a Non-Employee Director will, upon the date of each such re-election, be granted an option (on the terms and conditions set forth in the Directors' Plan) to purchase ten thousand (10,000) shares of the Company's Common Stock (hereinafter referred to as a "Re-Election Option"). All options granted under the Directors' Plan are intended by the Company not to qualify as incentive stock options under the Internal Revenue Code of 1986, as amended. The exercise price of options granted under the Directors' Plan will be equal to the fair market value of the Company's Common Stock on the date of grant.

     Options granted under the Directors' Plan are subject to vesting as follows: Initial Election Options will vest in five equal installments of 5,000 shares each, with the first such installment vesting immediately prior to the first Annual Meeting of Stockholders after the date of grant and each additional installment vesting immediately prior to the date of each subsequent Annual Meeting of Stockholders of the Company, so long as the optionee has, during the entire year prior to such vesting date, continuously served as a Non-Employee Director of the Company or any Affiliate of the Company. Re-Election Options will vest in four equal installments of 2,500 shares each, with 2,500 shares vesting immediately prior to the date of each Annual Meeting of Stockholders of the Company following the date of grant, so long as the optionee has, during the entire year prior to such vesting date, continuously served as a Non-Employee Director of the Company or any Affiliate of the Company.

     To date, 105,000 options have been granted, net of cancellations, and 5,000 options have been exercised under the Directors' Plan.

COMPENSATION OF EXECUTIVE OFFICERS

                            SUMMARY OF COMPENSATION

     The following table shows, for the fiscal years ending September 30, 1996, September 30, 1995 and September 30, 1994, compensation awarded or paid to, or earned by the Company's Chief Executive Officer and its other four most highly compensated executive officers at September 30, 1996 (the "Named Executive Officers"):

                                                                 ANNUAL COMPENSATION(1)
                                                              -----------------------------
    NAME AND PRINCIPAL POSITION                               YEAR      SALARY       BONUS
    --------------------------------------------------------  ----     --------     -------
    Gary W. Clow............................................  1996     $175,000     $ 6,563
      President and Chief Executive Officer                   1995     $175,000     $ 1,444
                                                              1994     $150,000     $ 5,625
    Douglas L. Whiting......................................  1996     $125,000     $ 5,859
      Vice President of Technology                            1995     $125,000     $31,261
                                                              1994     $120,000     $ 4,500
    John Bromhead...........................................  1996     $125,000     $ 9,766
      Vice President of Marketing                             1995     $125,000     $ 1,032
                                                              1994     $120,000     $ 4,500
    Thomas Dilatush.........................................  1996     $125,000     $ 4,298
      Vice President of Business Operations (former)          1995     $125,000     $ 6,032
                                                              1994     $120,000          --
    John R. Witzel..........................................  1996     $125,000     $ 4,063
      Vice President of Finance,                              1995     $125,000     $ 1,032
      Chief Financial Officer and Secretary                   1994     $120,000     $ 4,500

---------------
(1) As permitted by rules established by the Commission, no amounts are shown with respect to certain "prerequisites" where such amounts do not exceed the lesser of 10% of bonus plan salary or $50,000.

  STOCK OPTION GRANTS AND EXERCISES

     The Company grants options to its executive officers under its 1992 Plan. As of December 31, 1996, options to purchase a total of 2,144,569 shares has been granted and were outstanding under the 1992 Plan, options to purchase 604,734 shares had been exercised under the 1992 Plan and 2,250,697 shares remained available for future option grants under the 1992 Plan.

     During the fiscal year ended September 30, 1996 the Named Executive Officers did not receive any option grants.

     The following table sets forth further information regarding options for the Company's Common Stock at the end of the fiscal year ended September 30, 1996 for each of the Named Executive Officers. All grants were made pursuant to the Company's 1992 Stock Option Plan.

                       1996 FISCAL YEAR-END OPTION VALUES

                                                        NUMBER OF SHARES UNDERLYING              VALUE OF UNEXERCISED
                                                        UNEXERCISED OPTIONS HELD AT             IN-THE-MONEY OPTIONS AT
                       SHARES                              SEPTEMBER 30, 1996(2)                 SEPTEMBER 30, 1996(3)
                     ACQUIRED ON       VALUE        -----------------------------------   -----------------------------------
NAME                 EXERCISE(#)   REALIZED($)(1)   EXERCISEABLE(#)   UNEXERCISEABLE(#)   EXERCISEABLE($)   UNEXERCISEABLE($)
-------------------- -----------   --------------   ---------------   -----------------   ---------------   -----------------
Gary W. Clow........        --              --          135,000                 --          $   708,750                --
Douglas L.
  Whiting...........        --              --          120,000                 --          $   530,000                --
John Bromhead.......    49,000        $375,250           14,666             36,334          $    62,665         $ 164,961
Tom Dilatush........    40,000        $441,141           37,233             22,667          $   237,398         $ 127,403
John R. Witzel......    23,000        $293,125          214,333                667          $ 1,415,456         $   5,169

---------------
(1) Represents the fair market value of the underlying shares on the date of exercise less the exercise price. For purposes of this table, "fair market value" is determined based on the average of the highest and lowest selling prices on the applicable date as reported on the Nasdaq National Market System.

(2) All options are in-the-money at September 30, 1996.

(3) Represents the fair market value per share of the underlying shares on the last day of the fiscal year ($8.00), less the exercise or base price.

                  REPORT OF THE COMPENSATION COMMITTEE OF THE
                BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION(1)

OVERVIEW AND PHILOSOPHY

     Stac's Compensation Committee of the Board of Directors (the "Committee") is currently composed of two (2) outside directors, Messrs. Robelen and Gaylord. Larry Finch and Robert Hoff, each a former member of the Board of Directors, served on the committee from the beginning of fiscal 1996 until March 1996 and July 1996, respectively. Among other things, the Committee reviews and approves annual executive officer compensation. In general, the compensation policies adopted by the Committee are designed to (i) attract and retain executives capable of leading the Company to meet its business objectives and (ii) motivate the Company's executives to enhance long-term stockholder value.

EXECUTIVE OFFICER COMPENSATION

     The Company's executive officer compensation program is comprised of base salary, annual cash incentive compensation in the form of a bonus and long-term incentive compensation in the form of stock option grants.

  BASE SALARY

     In establishing base salaries, the Committee first considers a number of surveys and compensation levels at comparably sized companies in comparable industries, including companies in the software industries. Each survey is weighted based on the Committee's determination of the comparability to Stac of the companies within the survey. The companies included in the surveys are not necessarily the same as the companies included in the market indices included in the performance graph in this Proxy Statement. Although the compensation surveys referred to above and the market indices included in the performance graph are broad and include companies in related industries, the surveys and indices were created for difference purposes and accordingly are not compatible.

     Based on the data generated in the surveys, the Committee then sets a target base salary level applicable to all executive officers. The Committee then considers the level of responsibility, experience, and contributions of each executive officer. The Committee then sets each officer's base salary taking into account the target salary and the Committee's evaluation of individual performance. For fiscal 1996, executive officer base salaries were generally below the median base salary levels determined through the surveys.

  ANNUAL CASH INCENTIVE BONUS

     The Company pays bonuses to its executive officers based primarily on the Committee's subjective determination of the Company's performance and individual contributions. In considering bonus awards for fiscal 1996, the Committee considered, among other things, the Company's revenue growth and profitability as compared to comparable companies and data regarding non-salary cash compensation obtained from the surveys referred to above. In total, bonuses paid to executive officers during fiscal 1996 were below the median bonus levels paid by comparable companies as determined through the surveys referred to above.

  STOCK OPTION GRANTS

     The Company grants stock option grants to its executive officers in order to provide long-term incentives to executive officers and align executive officers and stockholder long-term interests by creating a direct link between executive compensation and stockholder return. Stock options are granted at an option price equal to

---------------

     (1) The material in this report is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

the fair market value of the Company's Common Stock on the date of the grant. In order to facilitate long-term incentives through the option grants, options are generally subject to ratable vesting over three to five years and are exercisable for ten years.

     Executive officer awards are subjectively determined by the Committee after considering stock option grant data taken from the compensation surveys referred to above, as well as the level of responsibility, experience and contributions of each executive officer. In determining the size of individual grants, the Committee also considers the number of shares subject to the options previously granted to each executive officer, including the number of such shares that have vested and that remain unvested. Although the Committee did not grant options to executive officers during the 1996 fiscal year, in November 1996 the Committee granted options to purchase 160,000, 80,000 and 11,250 shares to Dr. Whiting, Mr. Witzel and Mr. Dilatush, respectively. The Committee currently is determining the number of additional stock options to grant to Mr. Clow based on the factors outlined above.

     Section 162(m) of the Internal Revenue Code (the "Code") limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. The Compensation Committee has determined that stock options granted under the Company's 1992 Stock Option Plan with an exercise price at least equal to the fair market value of the Company's common stock on the date of grant shall be treated as "performance-based compensation."

CHIEF EXECUTIVE OFFICER COMPENSATION

     The Committee considers with particular care the compensation of the Company's Chief Executive Officer, Gary W. Clow. Mr. Clow's compensation for the fiscal year ended September 30, 1996 as determined based on the factors discussed above, and was set at $175,000, which was equal to his salary for the previous year. As described above, he was paid a special bonus of $6,563 compared to a bonus of $1,444 paid in the prior year.

                                          COMPENSATION COMMITTEE

                                          Charles Gaylord
                                          Russell J. Robelen

                       PERFORMANCE MEASUREMENT COMPARISON

     The following graph compares total stockholder returns of the Company since its initial public offering of Common Stock on May 7, 1992 to two indices: The Nasdaq CRSP Total Return Index for the Nasdaq Stock Market (U.S. companies) (the "Nasdaq-US") and the Nasdaq CRSP Total Return Index for Computer Software Stocks (SIC 737) (the "Nasdaq-Industry"). The total return for the Company's stock and for each index assumes the reinvestment of dividends, although dividends have never been declared on the Company's stock, and is based on the returns of the component companies weighted according to their capitalizations as of the end of each quarterly period. The Nasdaq-US tracks the aggregate price performance of all equity securities of U.S. companies traded on the Nasdaq National Market (the "NNM"). The Nasdaq-Industry tracks the aggregate price performance of equity securities of computer software companies traded on the NNM. The Company's Common Stock is traded on the NNM and is a component of both the Nasdaq-US and the Nasdaq-Industry.(1)

           COMPARISON OF CUMULATIVE TOTAL RETURN ON INVESTMENT SINCE
              THE COMPANY'S INITIAL PUBLIC OFFERING ON MAY 7, 1992

         MEASUREMENT PERIOD                                  NASDAQ U.S. COS.    NASDAQ IND. INDEX
       (FISCAL YEAR COVERED)                  STAC                INDEX              (SIC 737)
             5/7/92                           100.00             100.00               100.00
             6/30/92                           94.00              95.96                91.24
             9/30/92                           25.00              99.90                97.85
             12/31/92                          38.00             116.22               110.88
             3/31/93                           28.00             118.40               116.19
             6/30/93                           18.00             120.67               116.26
             9/30/93                           23.00             130.85               116.76
             12/31/93                          30.00             133.41               117.35
             3/31/94                           46.00             127.80               118.97
             6/30/94                           53.00             121.83               116.42
             9/30/94                           42.50             131.92               129.62
             12/30/94                          41.00             130.41               142.47
             3/31/95                           46.00             142.17               160.37
             6/30/95                           59.00             162.62               190.09
             9/29/95                           75.00             182.20               207.64
             12/29/95                         115.00             184.43               216.97
             3/29/96                           84.00             193.04               227.16
             6/28/96                           90.00             208.78               252.50
             9/30/96                           64.00             216.21               257.47

     Stac's closing stock price on September 30, 1996 was $8.00 per share. The last sales price for the Company's Common Stock as reported by Nasdaq on December 31, 1996 was $6.63 per share.

---------------

     (1) The material in this report is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                              CERTAIN TRANSACTIONS

     The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he may be required to pay in actions or proceedings which he is or may be made a party by reason of his position as a director, officer or other agent of the Company, and otherwise to the full extent permitted under Delaware law and the Company's Bylaws.

     In addition, the Company's Certificate of Incorporation provides that to the fullest extent permitted by Delaware law, the Company's directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. Each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Company or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director's duty to the Company or its stockholders when the director was aware or should have been aware of a risk of serious injury to the Company or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its stockholders, for improper transactions between the director and the Company, and for improper distributions to stockholders and loans to directors and officers. This provisions also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     Joseph Jennings, a nominee to the Company's Board of Directors, served as Chairman and Chief Executive Officer of GCI Jennings, a corporate communications firm ("GCI") from 1983 to 1996. In fiscal 1996 the Company paid GCI approximately $273,000 for market development and communications services. The Company discontinued GCI's services in fiscal 1997.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors


                                          /s/ John R. Witzel
                                          ------------------------------------
                                          John R. Witzel
                                          Secretary

January 17, 1997

A copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended September 30, 1996 is available without charge upon written request to the Corporate Secretary, Stac, Inc., 12636 High Bluff Drive, 4th Floor, San Diego, California 92130-2093.

                                   STAC, INC.

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                   TO BE HELD ON WEDNESDAY, FEBRUARY 26, 1997

The undersigned hereby appoints Gary W. Clow and John R. Witzel, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Stac, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Stac, Inc. to be held at the Doubletree Hotel-Del Mar, 11915 El Camino Real, San Diego, California on Wednesday, February 26, 1997 at 10:00 a.m. local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED ON THE OTHER SIDE.


                           (Continued on other side)

Please mark your votes
 as in this example
     / X /

1. Election of Directors to hold office until the next Annual Meeting of Stockholders and until their successors are elected.

FOR all nominees listed         WITHHELD AUTHORITY
 (except as marked to             to vote for all
  the contrary below)             nominees listed.
     /  /                              /  /


NOMINEES: Gary W. Clow, Douglas L. Whiting, Ph.D.,
          Charles H. Gaylord, Jr., Joseph W. Jennings,
          Robert W. Johnson and Russel J. Robelen

To withhold authority to vote for any nominee(s)' name(s) below:


--------------------------------------

MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 2.

2. To ratify the selection of Price Waterhouse LLP as the independent auditors of the Company for the fiscal year ended September 30, 1997.

FOR             AGAINST         ABSTAIN
/  /              /  /            /  /



    PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN
       ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.



SIGNATURE(S)                                    Dated                    , 1997
            -------------------------------           -------------------
Please sign exactly as your name appears hereon. If the stock is registered in the name of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.